Exhibit 99.1

                     Community Bancorp Closes $5.0
              Million Trust Preferred Private Placement

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Sept. 19, 2003--Community Bancorp Inc. (Nasdaq: CMBC) announced today that it has closed a $5.0 million private placement of floating-rate trust-preferred securities.
    The underlying capital securities mature Sept. 17, 2033, and are callable at par after five years. The securities pay cash distributions at a per annum rate and reset quarterly at the three month LIBOR plus 2.95%.
    Michael J. Perdue, President and Chief Operating Officer stated, "This trust preferred offering, combined with the recent common stock placement, completes the capital plan necessary to continue growing our community banking franchise along the I-15 corridor in the high growth markets of northern San Diego County and southern Riverside County. This non-dilutive source of capital also continues our efficient use of equity by leveraging the common stock placement." On August 7, 2003, the Company completed a $10.9 million private placement of common stock.
    Keefe Bruyette & Woods Inc. and FTN Financial Capital Markets served as placement agents for the trust preferred securities, which were part of a pool.
    The proceeds of the offering will be used to support Community National Bank's growth and for other corporate purposes.
    Community National Bank is a subsidiary of Community Bancorp, a $439 million financial institution headquartered in Escondido, California. The bank's primary focus is community banking and commercial lending, with an additional SBA lending niche. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Fallbrook, Temecula, Escondido, Bonsall and Vista, with an additional five SBA loan production offices in California that originate loans in California, Arizona, Nevada and Oregon.

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements under Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.


    CONTACT: Community Bancorp Inc., Escondido
             Michael J. Perdue, President and Chief Operating Officer
             760-432-1114
             www.comnb.com